                            ADMINISTRATION AGREEMENT


     This AGREEMENT made as of the     day of            ,1997 by and between
THE SARATOGA ADVANTAGE TRUST (hereinafter referred to as the "FUND"), and UNIFIED ADVISERS, INC. (hereinafter referred to as the "UNIFIED"), an Indiana corporation.

                                   WITNESSETH:

     WHEREAS, the Fund is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (hereinafter referred to as the "1940 Act") consisting of seven portfolios;

     WHEREAS, the Fund desires to retain Unified to provide certain administrative services with respect to the Fund;

     WHEREAS, Unified desires to provide the Fund with certain administrative services;

     WHEREAS, for the purposes herein, since the Fund is a series company for purposes of Rule 18f-2 under the Act, the term "Fund" as used in this Agreement and Fee Schedule shall also be deemed to refer to each series listed in Schedule A to this Agreement as a separate portfolio unless the context otherwise requires;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.   APPOINTMENT.

     The Fund hereby appoints Unified as "Administrator", subject to the supervision of the Board of Trustees. The Administrator accepts said appointment and agrees to provide the services set forth herein. In the event that the Fund establishes additional series with respect to which it decides to retain Unified to act as administrator hereunder, the Fund shall notify Unified in writing. If Unified is willing to render such services with respect to a new series, Unified will so notify the Fund in writing along with a written amendments to Schedules A and C, attached hereto, whereupon such series shall be subject to the provisions of this Agreement to the same extent as the Fund, except to the extent that said provisions (including those relating to compensation payable by the Fund) may be modified with respect to such series in writing by the Fund and Unified at the time of the addition of such new series.

2.   DOCUMENTS.

     The Fund shall promptly furnish to Unified copies, properly certified or authenticated, of each of the following:

               (a) Resolutions of the Board of Trustees authorizing the appointment of Unified as Administrator to the Fund and approving this Agreement;

               (b) The Fund's Declaration of Trust;

               (c) The Fund's Code of Regulations, or it equivalent;

               (d) The Fund's current Notification of Registration on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (hereinafter referred to as the "SEC");

               (e) The Fund's current Registration Statement on Form N-1A (hereinafter referred to as the "Registration Statement") under the Securities Act of 1933 and the 1940 Act, as filed with the SEC; and

               (f) The Fund's most recent Prospectus and Statement of Additional Information and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, are referred to hereinafter as the "Prospectus").

          The Fund will timely furnish the Administrator from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing, if any.

3.   SERVICES AND DUTIES.

     Subject to the supervision and control of the Board of Trustees, Unified hereby agrees to serve as the Fund's administrative services agent and further agrees to perform the specific administrative duties and provide the specific administrative service for the Fund which are outlined in Schedule B, Administrative Fee Schedule and Additional Optional Services and Fees, attached hereto as a part of this Agreement. Such duties to be performed and services to be provided shall be done so pursuant to the terms and conditions of this Agreement and pursuant to the terms and conditions of the Administrative Fee Schedule and Additional Optional Services and Fees attached hereto as Schedule B.

               The Fund understands and agrees that neither Unified nor any of its officers, employees or affiliates will serve or act as legal counsel to the Fund or its affiliates.

4.   COMPENSATION.

     As compensation for the services rendered to the Fund hereunder, Unified shall be paid a fee in accordance with the current fee schedule, attached hereto as Schedule B. The Fund acknowledges having received the attached fee schedule at the time of its execution of this Agreement. Unified may amend the aforementioned fee schedule upon sixty (60) days advance written notice. If such amendment is not acceptable to the Fund, the Fund may terminate this Agreement pursuant to Section 8 of this Agreement.

5.   EXPENSES.

     The Fund will bear all expenses incurred in the operation of the Fund, including, but not limited to, taxes, interest, brokerage fees and commissions, salaries (if any) and fees of employees, officers and directors who are not officers, directors, shareholders or employees of Unified, Securities and Exchange Commission fees and state Blue Sky qualification fees, advisory and administration fees, charges of custodians, transfer and dividend disbursing agents' fees, fund accounting agents' fees, insurance premiums, outside auditor and legal expenses, costs of maintenance of trust existence, costs of independent pricing services, typesetting and printing of Prospectus for regulatory purposes and for distribution to current Fund Shareholders, costs of Unitholders' reports and corporate mailing costs, administrative services fees for preparation, stuffing and distribution of literature other than those required by federal or state regulatory authority, meetings and any other routine or extraordinary expenses. Unified will bear all expenses incurred by it in connection with the performance by Unified of the services hereunder this Agreement, except that the Fund shall pay to or reimburse Unified any reasonable and necessary out-of-pocket or pass-through expenses incurred by Unified on behalf of the Fund. Unified agrees that such out-of-pocket or pass-through expenses shall be acceptable and approved by the Fund. Such out-of-pocket or pass-through expenses shall be paid by the Fund 30 days from the date of invoice.

6.   CONFIDENTIAL TREATMENT.

     Unified agrees on behalf of its directors, officers, employees to keep the information and data furnished by the Fund confidential. Said information will not be disclosed to any other person or entity without the Fund's written permission except as required to perform its duties and obligations hereunder this Agreement and as required by law.

7.   LIMITATION OF LIABILITY.

     Unified will not be liable for any error of judgment or mistake of law or for any loss or expense suffered by the Fund, in connection with the matters to which this Agreement relates, except for a loss or expense resulting from negligence on its part in the performance of its duties or provision of its services under this Agreement.

8.   TERM AND TERMINATION.

     This Agreement shall become effective_____________, 1997 and shall remain in effect until terminated by either party. Either the Fund or Unified may terminate this Agreement, at any time, with one hundred twenty (120) days prior written notice.
      However, notwithstanding the foregoing, the Fund may terminate this Agreement at any time with sixty (60) days written notice if the Trust objects to a price increase amendment submitted by Unified. In the event of such price increase amendment objection by the Trust, the existing fee schedule would
prevail until the sooner of:   (a)  the increase is agreed upon between the
parties; (b) this contract is terminated; or (c) 120 days. Notwithstanding the foregoing, the total combined period of the Amendment notice and the termination notice shall not exceed 120 days. No such termination shall apply if Unified's amendment is based upon the Trust's addition of new portfolios or Unified's if Unified's amendment has been agreed upon between the parties pursuant to this Agreement or otherwise in writing.
     All terminations shall take effect at the time agreed upon by the parties. Obligations set forth in Sections 4, 5, 6, 7, 9, 10 and 12 shall survive such termination, unless satisfied.
     Any notice of termination given in connection with this Agreement shall be in writing, and will be delivered by certified mail, return receipt requested, or its equivalent to the address that follows and said notice will be effective upon receipt:

If to the Fund:     Saratoga Advantage Trust
     Bruce Ventimiglia
     33 Maiden Lane, 7th Floor
     New York, N.Y. 10038

If to Unified: Unified Advisers, Inc.
     Attention: Timothy L. Ashburn, Chief Executive Officer
     429 North Pennsylvania Street
     Indianapolis, Indiana 46204

9.   GOVERNING LAW AND AGREEMENT TO ARBITRATION.

     To the extent that state law is not preempted by the provisions of any federal law, this Agreement shall be administered, construed and enforced in accordance with the laws of the State of New York, without giving effect to its choice of law or conflicts of law principles.

     The Fund and Unified agree that if either party elects (except if inconsistent with the provisions below), all controversies which may arise between the parties concerning the provisions of the services provided under this Agreement, or concerning the construction, performance or breach of this Agreement, shall be determined by arbitration at New York, New York in accordance with the rules of the American Arbitration Association, provided that the matter is arbitrable. It is understood, however, that this agreement to arbitrate does not constitute a waiver of the Fund's right to seek a judicial forum if such waiver would be void under the federal securities laws.

10.  SEVERABILITY.

     Any term or provision of this agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

11.  AMENDMENTS.

     No provision of this Agreement may be changed, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

12.  DELEGATION.

     Unified may, with reasonable notice to and the written consent of the Fund, such consent to not be unreasonably withheld, from time to time delegate some or all of its duties hereunder to others, who shall perform such functions as the agent of Unified. To the extent of such delegation, the term "Unified" in this Agreement shall be deemed to refer to both Unified and to its designee or to either of them, as the context may indicate. In each provision of this Agreement fixing or limiting the liabilities of Unified, the term "Unified" shall include Unified's designee.

13.  EXECUTION.

     This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument which is only effective if all signatures are executed.

14.  ASSIGNMENT.

     This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Unified or by Unified without the written consent of the Fund, authorized or approved by a resolution of the Board of Trustees (or Directors as applicable).

15.  MISCELLANEOUS.

      This Agreement constitutes the full and complete agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on behalf of each of them by their duly authorized officers on the date and year first above written.

UNIFIED ADVISERS, INC. (UNIFIED)        THE SARATOGA ADVANTAGE TRUST (FUND)

By:                                     Title:
    -------------------------------           -----------------------

By:                                     Title:
   ------------------------------             -----------------------

                                   SCHEDULE A

U.S Government Money Market
Investment Quality Bond Portfolio
Municipal Bond Portfolio
Large Capitalization Value Portfolio
Large Capitalization Growth Portfolio
Small Capitalization Portfolio
International Equity Portfolio


     IN WITNESS WHEREOF, the parties have caused this Schedule to this Agreement to be executed on behalf of each of them by their duly authorized officers on the date and year first above written.

UNIFIED ADVISERS, INC. (UNIFIED)

By:                                    Date:
    --------------------------------         ---------------

Title:
      ------------------------------


THE  SARATOGA ADVANTAGE TRUST (FUND)

By:                                    Date:
   ---------------------------------         ---------------

Title:
      ------------------------------

                                   SCHEDULE B

                      ADMINISTRATIVE SERVICES FEE SCHEDULE

     In accordance with Section 4 of the Administration and compliance Service Agreement, as compensation for the services provided pursuant to the aforementioned Agreement, Unified shall be paid the following basic fee:

     Unified shall receive an annual fee equal to 0.12% of the average daily net asset value of the Fund (Twelve Basis Points) or $234,000 ($19,500 per month), whichever is the lesser amount for the basic services to be performed under this Administrative Agreement. The fee will be billed on a monthly basis. Further, upon termination of the Agreement, Unified reserves the right to assess reasonable fees, to be agreed upon between the parties, to cover conversion expenses incurred by it in effecting such conversion.
     The aforementioned annual fee shall pertain only to the portfolios listed in Schedule A, attached hereto, and shall not pertain to any portfolios which may be added to Schedule A in the future. To the extent that additional portfolios are added to Schedule A, the parties shall amend this Administrative Services Fee Schedule to reflect such additions by such amounts to be mutually agreed upon between the parties.

     Unified, pursuant to and under the terms and conditions of the Administration Agreement, hereby agrees to perform the following basic duties and provide the following basic services consistent with the prices outlined in this Schedule B, the Administrative Services Fee Schedule and Additional Optional Services and Fees:

          (a) Assist in the development of and provide monitoring of compliance procedures for the Fund, including, without limitation, procedures to monitor compliance with applicable law and regulations, the Fund's investment objectives, policies and restrictions, its continued qualification as a regulated investment company under the Internal Revenue Code of 1986, as amended, and other tax matters. Monitoring is limited to the supervision of activities for which Unified, or one of its affiliates, assists in the preparation or maintenance of the Fund's books and records, or which is specifically enumerated below;

          (b) Determine, together with the Fund's Board of Trustees, the jurisdictions in which the Fund's shares shall be registered or qualified for sale and, in connection therewith, Unified shall be responsible for the registration or qualification for sale and maintenance of the registrations or qualifications of shares for sale under the securities laws of any state. Payment of share registration fees for qualifying or continuing the qualification of the Fund as a dealer or broker, if applicable, shall be made by the Fund.

          (c) Assist, to the extent reasonably requested by the Fund and its legal counsel, with the preparation of the Fund's Registration Statement on Form N-1A or any replacement therefore, limited to one filing per the Fund's fiscal year;

          (d) Assist, to the extent reasonably requested by the Fund and its legal counsel, with the preparation of the Fund's Prospectus and Statement of Additional Information, limited to one filing per the Fund's fiscal year;

          (e) Assist in the review of sales literature (advertisements, brochures and Shareholder communications) for the Fund, including filing with the NASD and state regulatory agencies, limited to one minimal NASD filing fee per Fund's fiscal year;

          (f) Monitor regulatory and legislative developments which may affect the Fund and in response to such developments, counsel and assist the Fund in routine regulatory examinations or routine investigations of the Fund, and work with the Fund's legal counsel in connection with routine regulatory matters or routine litigation involving the Fund; and

          (g) Perform such other duties related to the administration of the Fund's operations as reasonably requested by the Board of Trustees, from time to time, for which an additional fee may be negotiated dependent on
     the nature of such other duties.     In performing the duties of
     administrator to the Fund, Unified (i) will act in accordance with the Fund's Declaration of Trust, Code of Regulations or its equivalent, Registration Statement, Prospectus and the instructions and directions of the Board of Trustees and will conform to, and comply with, the requirements of all applicable Federal and state laws and the rules and regulations thereunder, and (ii) will consult with the Fund's legal counsel as necessary or appropriate.

     (h) Prepare, with assistance from the agents of the Trust, mutually agreed upon reports and Board of Trustees materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds;

     (i) Report, with assistance from the agents of the Trust, Fund performance to outside services as directed by Fund management;

     (j) Prepare, coordinate and file, with assistance from the agents of the Trust, the Fund's Semiannual and Annual Reports to Shareholders, including all necessary financial statements;

     (k) Monitor, with assistance from the agents of the Trust, each Portfolio's compliance with investment restrictions (e.g., issuer or industry diversification, etc.) listed in the current Prospectus and Statement of Additional Information;

     (l) Monitor, with assistance from the agents of the Trust, each Portfolio's compliance with the requirements of Section 851 of the Code for qualification as a Registered Investment Company (R.I.C.) (i.e. 90% Income, 30% Income-Short Three, Diversification Tests);.

     (m) Monitor, with assistance from the agents of the Trust, investment managers' compliance with Board directives such as "Approved Issuers' Listings for Repurchase Agreements", Rule 17a-7, and Rule 12d-3 procedures;

     (n) Administer, with assistance from the agents of the Trust, compliance by the Fund's Trustees, officers and "access persons" under the terms of the Fund's Code of Ethics and SEC regulations;

     (o) Prepare, with assistance from the agents of the Trust, Fund or Portfolio expense projections, establish accruals and review on a periodic basis, including expenses based on a percentage of Fund's average daily net assets (advisory and administrative fees) and expenses based on actual charges annualized and accrued daily (audit fees, registration fees, directors' fees, etc.);

          (p) Assist with and coordinate, with assistance from the agents of the Trust, communications and data collections with regard to any regulatory examinations, or investigations, and yearly audits by independent accountants.

          (q) Assist in the preparation of supplements to the Prospectus and Statement of Additional Information. Limited to one filing per the Fund's fiscal year.

          (r) Assist in preparation, filing and mailing of Proxy Statement for Annual Shareholders Meeting. (Assistance with Special Shareholders Meetings, i.e. involving fund mergers subject to separate charge.)

          (s) Perform NASD sales cap testing and other regulatory and compliance reports as required.

          (t) Review and file advertising material with the NASD and the necessary states in compliance with state securities laws.

          (u) Provide, with assistance from the agents for the Trust, all the necessary tax compliance duties and services, including but not limited to:
     90% minimum distribution test; 50% assets test for tax-exempt funds; 50% asset test for foreign tax credit pass through; identification of "private activity" tax exempt; identification of passive foreign investment companies; and identification of foreign currency transactions.

          (v) Prepare, with assistance from the agents of the Trust, the semi-annual and annual shareholders reports and coordinate the printing of same.

          (w) Prepare and file, with assistance from the agents of the Trust, the semi-annual N-SAR.

          (x) Perform the following legal duties and services: Prepare and file annual and other amendments to registration statements; assist with the preparation and file Forms N-SAR based upon financial information provided by the agents of the Trust; prepare and file Rule 24f-2 Notices, based upon financial information provided by the agents of the Trust; prepare and file, with assistance from the agents of the Trust, shareholder meeting materials; monitor fidelity bond and directors and officers errors and omissions policies; review financial statements and annual reports for legal disclosure requirement; advise on reasonable routine banking, fiduciary, corporate and securities laws issues.

          (y) Provide all necessary blue sky services, including but not limited to: Track all sales per state to registered amounts; file all required registration materials; and maintain fund registrations in accordance with state securities laws.

     (z) Perform, with assistance from the agents of the Trust, the following compliance services: review and adopt compliance manuals and workshop materials for advisory personnel; provide monthly tax qualification testing, including 30% gross income test, 90% gross income test and 25% and 59% asset diversification tests, based upon trial balances and portfolio holdings supplied by the agents of the Trust; provide 1940 Acts testing, including diversification, illiquid securities and investments in other investment companies, based upon trial balances and portfolio holdings supplied by the agents for the Trust; test fund prospectus limitations and restrictions, based upon trial balances and portfolio holdings supplied by the agents for the Trust; consult and advise to remedy compliance issues; act as a liaison for SEC examinations; issue monthly compliance reports for immediate notification.

     (aa) Prepare, with assistance from the agents of the Trust, quarterly meeting materials, including agenda, minutes, background materials to meet annual approval requirements.

     (bb) Assist the agents of the Trust in maintaining the general corporate calendar.

     (cc) Provide expertise in the selection of proxy vendors and coordinate shareholder solicitation and vote tabulation process, with assistance from the agents of the Trust.

     (dd) Provide ICI mutual fund industry fee and performance information or acceptable equivalents, for board materials, annual report management's discussion and analysis. (Any charges for any equivalent service acceptable to the Fund, other than ICI, shall be paid by the Fund).

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on behalf of each of them by their duly authorized officers on the date and year first above written.

THE  SARATOGA ADVANTAGE TRUST (FUND)

BY:
     -------------------------------
ITS:
     -------------------------------


UNIFIED ADVISERS, INC. (UNIFIED)

BY:
     -------------------------------
ITS:
     -------------------------------

                      ADDITIONAL OPTIONAL SERVICES AND FEES

     1.  Assistance in preparation  and filing for an
     exemptive  order or no action letter from the
     Securities and Exchange Commission                     $1,500 minimum


     2.  Assist in the preparation of additional
     Fund's Registration Statement on Form N1-A
     or any replacement thereof                             $500 minimum


     3.  Assistance in preparation, filing and
     vote compilation of Proxy Statement for
     Special Shareholders Meeting.                          $10,000 (minimum)
                                                            per Special Meeting

     4.  Assistance in Dissolution and Deregistration
     of the Fund (including related Proxy Statement)        $15,000 minimum

     5.  Reorganization/Merger of the Fund or
     portfolios (including proxy statement
     and excluding tax opinion)                             $17,000 (minimum)

     6.  Assist in the review of sales literature
     in excess of ten pieces per month.                     $35 per piece
                                                            (minimum)

     7.  Qualification and initial registration
     of Fund securities under Blue Sky Laws of
     selected states                                        $750 per state
                                                            (minimum)

     8.  Mailings to shareholders/investors                 Negotiable

     9. Such other duties related to the administration
     of the Fund as agreed to by Unified                    Negotiable


(b) PAYMENT SCHEDULE.

The fee is to be computed daily and is due monthly. The fee is payable on the first business day following the calendar month being billed. The fee will be prorated for the portion of the month during which the Agreement become effective.

(c) NET ASSET VALUE.

For the purpose of determining fees payable to Unified, the value of the Fund's net assets shall be computed as required by the Fund's current prospectus, generally accepted accounting principles and resolutions of the Board of Trustees of the Fund.

(d) AMENDMENT TO FEE SCHEDULE.

Unified may amend the aforementioned fee pursuant to the terms and conditions of the Agreement.

     IN WITNESS WHEREOF, the parties have caused this Schedule to this Agreement to be executed on behalf of each of them by their duly authorized officers on the date and year first above written.

UNIFIED ADVISERS, INC. (UNIFIED)

By:                                    Date:
    --------------------------------         ---------------

Title:
      ------------------------------

THE  SARATOGA ADVANTAGE TRUST (FUND)

By:                                    Date:
    --------------------------------         ---------------

Title:
      ------------------------------